Exhibit 99.2
NOTICE OF CONVERTIBILITY
To the Holders of
IVAX Corporation
1.875% Convertible Senior Notes due 2024
CUSIP Nos. — 465823 AK 8
                            465823 AN 2
     NOTICE IS HEREBY GIVEN by IVAX Corporation (the “Company”) pursuant to Section 4.1 of the Indenture, dated as of December 22, 2004 (the “Indenture”), among the Company, and U.S. Bank National Association, as Trustee, of the occurrence of the event specified in Section 4.1(a)(i) of the Indenture triggering the convertibility of the Securities (such term, and other capitalized terms used but not defined herein, have the respective meanings ascribed thereto in the Indenture) into cash and shares of Common Stock. As a result, the Securities shall be convertible during the fiscal quarter ending December 31, 2005, at a Conversion Rate of 48.1301 shares of Common Stock per $1,000 principal amount of Securities (representing a conversion price of approximately $20.78 per share), subject to the terms of the Indenture. Any determination regarding the convertibility of the Securities during future periods will be made in accordance with the terms of the Indenture.
     The Conversion Agent for the Securities is:
U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107
Attn: Specialized Finance Dept.
(800) 934-6802
     Holders wishing to convert Securities must deliver to The Depository Trust Company (“DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program.
     During this Conversion Period, the Company will not provide separate notices regarding the convertibility of the Debentures as a result of the occurrence of the event specified in Section 4.1(a)(ii) of the Indenture.
Dated: October 3, 2005
IVAX CORPORATION